Exhibit 99.1

Isos Acquisition Corporation Announces Pricing Of Upsized $225 Million Initial Public Offering

NEW YORK, March 2, 2021 /GLOBE NEWSWIRE/ — Isos Acquisition Corporation (NYSE: ISOS.U., the “Company”) announced today the pricing of its initial public offering of 22,500,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “ISOS.U.” beginning on March 3, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NYSE under the symbols “ISOS” and “ISOS WS”, respectively. The offering is expected to close on March 5, 2021, subject to customary closing conditions.

Isos Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector, or geographic region, it intends to focus on businesses in the global media and entertainment sectors, as well as adjacencies in this industry, which includes direct-to-consumer businesses, consumer brands undergoing digital transformation, digitally-enabled marketplaces, services, and platforms among areas of focus. The Company is led by Co-Chief Executive Officers George Barrios and Michelle Wilson.

J.P. Morgan Securities LLC and LionTree Advisors LLC are acting as the joint book running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,375,000 units at the initial offering price to cover over-allotments, if any.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission on March 2, 2021. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, 212-834-4533, or by emailing at prospectus-eq_fi@jpmchase.com or LionTree Advisors LLC, 660 Madison Avenue, New York, NY 10065. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contacts

Ed Trissel / Kate Thompson / Tanner Kaufman

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449